Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6000 Fax 626.817.8838

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR FIRST QUARTER 2015 OF
$100.0 MILLION, UP 35% FROM PRIOR YEAR AND
DILUTED EARNINGS PER SHARE OF $0.69, UP 33% FROM PRIOR YEAR

Pasadena, California – April 21, 2015 – East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported its financial results for the first quarter of 2015.  For the first quarter of 2015, net income was $100.0 million or $0.69 per diluted share.

“East West is pleased to report strong earnings of $100.0 million or $0.69 per diluted share for the first quarter of 2015, an increase in diluted earnings per share of $0.17 or 33% from the prior year quarter,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “For the first quarter of 2015, East West achieved strong profitability, earning a return on average assets of 1.39% and a return on average equity of 13.93%.”

“Quarter after quarter, year after year, we have consistently been able to profitably grow our assets, loans and deposits, while achieving record earnings and above average profitability. We attribute this ability to our unique position as the financial bridge between the East and the West. Our knowledge, capabilities and footprint in the U.S. and Greater China markets give us a competitive advantage over our peers,” continued Ng.

Ng continued, “During the first quarter, total deposits increased $1.2 billion to a record $25.2 billion. As of March 31, 2015, total noninterest-bearing demand deposits increased to $8.1 billion, or 32% of total deposits. Loan growth during the first quarter was also solid. Excluding the impact of $668.8 million in loan sales, the loan portfolio grew $467.0 million or 9% annualized during the first quarter of 2015.”

“As the U.S. economy continues to improve, we expect to be able to continue to capitalize on the growth opportunities in the dynamic markets we serve. We will also continue to take opportunities to reposition the balance sheet to be better aligned with our strategy and for future growth opportunities. East West is off to a great start for 2015 and I believe that we are well positioned for solid performance for the remainder of 2015 and beyond,” concluded Ng.

Quarterly Results Summary

		Quarter Ended
	($ in millions, except per share data)	March 31, 2015	December 31, 2014	March 31, 2014

	Net income (1)	$100.03	$95.50	$74.17
	Earnings per share (diluted) (1)	$0.69	$0.66	$0.52
	Tangible equity (2) per common share (1)	$16.87	$16.30	$14.72

	Return on average assets (1)	1.39%	1.31%	1.14%
	Return on average equity (1)	13.93%	13.28%	11.64%

	Net interest income	$235.72	$259.49	$257.97
	Net interest income, adjusted (2)	$232.27	$231.52	$208.97
	Net interest margin, adjusted	3.51%	3.80%	4.26%
	Net interest margin, adjusted (2)	3.46%	3.39%	3.45%

	Cost of deposits	0.28%	0.28%	0.30%
	Efficiency ratio (1)(2)	42.65%	42.13%	43.36%

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects Accounting Standard Update ("ASU") 2014-01. See Table 8 for additional information.

(2)	See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

First Quarter Highlights

●
Strong First Quarter Earnings – For the first quarter of 2015, net income increased to $100.0 million or $0.69 per diluted share. Compared to the fourth quarter of 2014, net income increased $4.5 million or 5% and earnings per diluted share increased $0.03 or 5%.

Compared to the first quarter of 2014, net income for the first quarter of 2015 increased $25.9 million or 35% and earnings per diluted share increased $0.17 or 33%.

●
Solid Loan Portfolio – Total loans receivable as of March 31, 2015 totaled $21.6 billion, compared to $21.8 billion as of December 31, 2014.  Excluding the impact of $668.8 million in loan sales during the first quarter, the loan portfolio grew $467.0 million or 9% annualized during the first quarter of 2015. Excluding the impact of the loan sales, loan growth was broad based and all loan categories grew during the first quarter of 2015. Specifically, commercial real estate, consumer and single family loans were the loan categories that contributed the most to the organic loan growth during the quarter.

●
Strong Deposit Growth – Total deposits as of March 31, 2015 reached a record $25.2 billion, an increase of $1.2 billion or 5% from December 31, 2014.  This growth was primarily due to an increase in noninterest-bearing demand deposits of $739.6 million or 10% and time deposits of $263.6 million or 4%.

●
Solid Capital Ratios – Capital levels for East West remained solid. As of March 31, 2015, East West’s common equity Tier 1 (“CET1”) capital ratio was 10.5% and its total risk based capital ratio was 12.3%. Total risk weighted assets (“RWA”) increased from $21.9 billion as of December 31, 2014 to $23.4 billion as of March 31, 2015. This increase in RWA was largely due to the change in the risk weighting of the commercial loans acquired from the FDIC assisted acquisition of United Commercial Bank (“UCB”) and the impact of Basel III, both effective January 1, 2015.

●
Continued Strong Asset Quality – The nonperforming assets to total assets ratio as of March 31, 2015 was 0.40%, an improvement of six basis points from 0.46% as of December 31, 2014, reflecting a decrease in nonperforming assets of $11.9 million or 9% to $120.5 million as of March 31, 2015.

Management Guidance

The Company is providing guidance for the second quarter and full year of 2015. Management currently estimates that fully diluted earnings per share for the full year of 2015 will range from $2.64 to $2.68, an increase of $0.23 to $0.27 or 10% to 11% from $2.41(1) for the full year of 2014 and an increase of $0.04 from the previously disclosed guidance for 2015.

This EPS guidance for the remainder of the 2015 year assumes:

●	Federal funds target rate increases by 25 basis points in the fourth quarter of 2015
●	An adjusted net interest margin ranging from 3.35% to 3.40% for the remainder of 2015
●	Annualized loan growth of approximately 8.00%
●	Provision for loan losses of approximately $5.0 million to $7.5 million per quarter
●	Noninterest expense of approximately $132.0 million to $136.0 million per quarter
●	An effective tax rate of 32%

Management currently estimates that fully diluted earnings per share for the second quarter of 2015 will range from $0.63 to $0.65, based on the assumptions stated above.

Balance Sheet Summary

Total assets as of March 31, 2015 were a record $29.9 billion, an increase of $1.2 billion or 4% from $28.7 billion as of December 31, 2014.  The increase in total assets was largely attributable to an $846.3 million increase in cash and cash equivalents, a $325.0 million increase in securities purchased under resale agreements and a $214.7 million increase in investment securities, partially offset by a $193.0 million decrease in loans held-for-investment. The balance sheet growth was fueled by a $1.2 billion increase in deposits during the quarter.

Total Loans
Total loans receivable as of March 31, 2015 were $21.6 billion, a decrease of $201.8 million or 1% compared to $21.8 billion as of December 31, 2014. During the first quarter of 2015, the Company sold $668.8 million in loans, comprised of $336.7 million of syndicated loans included in the commercial and industrial loan portfolio, $290.8 million of single family loans, $33.3 million of SBA 7(a) loans and $8.0 million of consumer loans. Excluding the impact of these loan sales during the first quarter, the loan portfolio grew $467.0 million or 9% annualized. The organic loan growth during the first quarter was broad based, but largely stemmed from growth in commercial real estate, consumer and single family loans of $199.1 million or 3%, $98.2 million or 6% and $94.8 million or 2%, respectively.

During the first quarter of 2015, the Company sold $668.8 million of loans at a gain of $9.6 million. The Company sold single family loans to establish a secondary market and create liquidity for this portfolio. Additionally, the syndicated loans were sold during the first quarter of 2015 to reduce the Company’s exposure to leveraged loans.  Finally, the Company continued its strategy of selling newly originated SBA 7(a) loans in the secondary market and sold $33.3 million during the first quarter of 2015.

Deposits and Other Liabilities
As of March 31, 2015, total deposits grew to a record $25.2 billion, an increase of $1.2 billion or 5% from $24.0 billion as of December 31, 2014.  Core deposits totaled a record $18.8 billion as of March 31, 2015, an increase of $890.4 million or 5% from December 31, 2014. The increase in core deposits stemmed from a $739.6 million or 10% increase in noninterest-bearing demand accounts, to a record $8.1 billion. All deposit categories grew during the first quarter of 2015, including time deposits which increased $263.6 million or 4% from December 31, 2014 to $6.4 billion as of March 31, 2015.

FIRST QUARTER 2015 OPERATING RESULTS

Net Interest Income
Net interest income adjusted for the net impact of covered loan activity and amortization of the FDIC indemnification asset totaled $232.3 million(2) for the first quarter of 2015, an increase of $746 thousand or 0.3% from the fourth quarter of 2014 and an increase of $23.3 million or 11% from the first quarter of 2014. The core net interest margin for the first quarter of 2015 increased to 3.46%(2), up from 3.39%(2) in the fourth quarter of 2014 and 3.45%(2) in the first quarter of 2014.

The loan yield for the first quarter of 2015 was 4.51%, down from 4.95% in the fourth quarter of 2014 and 5.49% in the first quarter of 2014. The decrease in the loan yield compared to the prior quarter and prior year period was largely due to the reduced accretion income associated with the loans acquired from the FDIC assisted acquisitions of UCB and Washington First International Bank. However, adjusting for the net impact of covered loan activity and amortization of the FDIC indemnification asset, the adjusted net interest income for the first quarter of 2015 actually increased, as discussed above. Further, the cost of deposits was 28 basis points for the first quarter of 2015, reflecting no change from the fourth quarter of 2014 but a slight improvement from the first quarter of 2014.

Corresponding with the decrease in accretion income and the shared-loss coverage ending for the UCB commercial loans after December 31, 2014, the net impact to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset (included in noninterest income) also decreased. For the first quarter of 2015, the net impact to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset was $(3.4) million, compared to $(28.0) million and $(49.0) million for the fourth and first quarters of 2014, respectively.

Noninterest Income & Expense

Noninterest Income (Loss)
Noninterest income for the first quarter of 2015 was $44.1 million, compared to $7.8 million for the fourth quarter of 2014 and noninterest loss of $14.9 million for the first quarter of 2014.  The $36.3 million increase in noninterest income for the first quarter of 2015 over the prior quarter was largely due to a $42.2 million reduction in expenses related to changes in FDIC indemnification asset and receivable/payable, partially offset by $8.9 million decrease in net gains on sale of loans. The $42.2 million reduction in expenses related to changes in FDIC indemnification asset and receivable/payable was mainly due to the expiration of the shared-loss coverage for the UCB commercial loans after December 31, 2014 as discussed earlier, and the continued strong credit performance of the existing covered loans.

The following table presents total fees and other operating income for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014:

	Quarter Ended
($ in thousands)	March 31, 2015	December 31, 2014	March 31, 2014

Branch fees	$9,384	$9,386	$9,446
Letters of credit fees and foreign exchange income	8,706	11,229	6,856
Ancillary loan fees	2,656	2,749	2,472
Wealth management fees	5,179	4,057	3,028
Other fees and other operating income	12,668	8,297	7,302
Total fees and other operating income	$38,593	$35,718	$29,104

Total fees and other operating income totaled $38.6 million for the first quarter of 2015, an increase of $2.9 million or 8% from the fourth quarter of 2014 and an increase of $9.5 million or 33% from the prior year first quarter. The increase in total fees and other operating income stemmed largely from increases in wealth management fees and fees from assisting customers to hedge interest rates, which is included in other fees and operating income in the table above.  These increases in wealth management fees and fees from assisting customers to hedge interest rates were partially offset by the $2.5 million decrease in letters of credit fees and foreign exchange income.

As mentioned earlier in this earnings release, the Company sold certain loans from its commercial and industrial, single family and consumer loan portfolios, resulting in net gains on sales of loans for the first quarter of $9.6 million. Also included in noninterest income for the first quarter of 2015 were gains of $4.4 million from the sales of $176.1 million of investment securities.

Noninterest Expense
Noninterest expense for the first quarter of 2015 totaled $128.0 million, $2.3 million or 2% higher than $125.7 million for the fourth quarter of 2014. The increase in noninterest expense in the first quarter of 2015 compared to the prior quarter was largely due to higher compensation and employee benefits of $4.9 million or 8%, a decrease in other real estate owned income of $3.3 million and an increase in loan related expenses of $1.5 million. These amounts were partially offset by a quarter over quarter decrease in amortization expense of Community Reinvestment Act (“CRA”) and tax credit investments of $4.1 million and other operating expenses of $3.1 million. The $4.9 million increase in compensation and employee benefits quarter over quarter, was largely due to seasonally higher payroll taxes, 401(k) matching expenses and higher incentive compensation.

In the first quarter of 2015, the Company adopted Accounting Standard Update (“ASU”) 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. This ASU allows a company that invests in qualified affordable housing projects to amortize the cost of its investment, in proportion to the tax credits and other tax benefits it receives, and present the amortization expense as a component of income tax expense, if certain conditions are met.  Prior periods have been restated to reflect the retrospective application of adopting this new accounting guidance.  The Company also invests in other CRA and tax credit investments including new market, historic and renewable energy tax credits. The amortization expense of CRA and tax credit investments was $6.3 million for the first quarter of 2015, down from $10.4 million for the fourth quarter of 2014 due to a reduction in the purchase of CRA and tax credit investments.

Compared to the first quarter of 2014, noninterest expense increased $8.1 million or 7%.  This increase was mainly due to higher compensation and employee benefits of $5.0 million, higher amortization of CRA and tax credit investments of $4.8 million and higher legal expenses of $3.1 million, partially offset by lower data processing expenses of $5.6 million.

Credit Quality

The total provision for loan losses for the first quarter of 2015 was $5.0 million, compared to $19.0 million for the fourth quarter of 2014 and $6.9 million for the first quarter of 2014. Net charge-offs totaled $6.0 million in the first quarter of 2015, compared to $9.3 million in the prior quarter and $4.3 million in the prior-year quarter.  The allowance for loan losses was $257.7 million as of March 31, 2015, compared to $261.7 million and $252.1 million as of December 31, 2014 and March 31, 2014, respectively. The total allowance for loan losses to total loans held-for-investment was 1.20% as of March 31, 2015 and December 31, 2014 and 1.30% as of March 31, 2014.

Nonaccrual loans as of March 31, 2015 totaled $87.8 million, a decrease of $12.5 million or 12% from December 31, 2014 and a decrease of $40.3 million or 31% from March 31, 2014.  Nonperforming assets as of March 31, 2015 totaled $120.5 million, $11.9 million lower than December 31, 2014 and $66.6 million lower than March 31, 2014.  The $12.5 million decrease in non-accrual loans from $100.3 million as of December 31, 2014 and $40.3 million decrease in non-accrual loans from $128.1 million as of March 31, 2014 were mainly due to loans paid in full and principal paydowns. Similarly, the nonperforming assets to total assets ratio was 0.40% as of March 31, 2015, down six basis points and down 28 basis points from 0.46% and 0.68% as of December 31, 2014 and March 31, 2014, respectively.

Capital Strength

The FDIC shared-loss coverage for the commercial loans acquired from the FDIC-assisted acquisition of UCB ended after December 31, 2014. The balance of the UCB commercial loans, net of discount, was $1.1 billion as of December 31, 2014. Previously, due to the FDIC shared-loss coverage, the risk weighting for these loans was 20%. Effective January 1, 2015, the risk weighting for most of these loans increased to 100%, similar to most other commercial loans. Also effective January 1, 2015 for the Company are the Basel III capital rules, which revise the prompt corrective action requirements under banking regulations. The Basel III capital rules revise the definition of capital, introduce a minimum CET1 capital ratio and change the risk weightings of certain balance sheet and off-balance sheet assets.  Due to the impact of changes in the risk weighting on the UCB commercial loans, the impact of Basel III capital rules and balance sheet growth during the quarter, total RWA increased from $21.9 billion as of December 31, 2014 to $23.4 billion as of March 31, 2015.

As shown in the table below, our capital ratios remain strong. As of March 31, 2015, the CET1 capital ratio was 10.5% and the total risk based capital ratio was 12.3%.

		Basel III (a)		Basel I
Regulatory Capital Metrics ($ in thousands)		March 31, 2015 (b)	Well Capitalized Regulatory Requirement	December 31, 2014	Well Capitalized Regulatory Requirement

CET1 capital ratio		10.5%	6.5%	N/A	N/A
Tier 1 risk-based capital ratio		10.6%	8.0%	11.0%	6.0%
Total risk-based capital ratio		12.3%	10.0%	12.6%	10.0%
Tier 1 leverage capital ratio		8.6%	5.0%	8.4%	5.0%
CET1 capital (c)		$2,445,379	N/A	N/A	N/A
RWA (d)		$23,378,681	N/A	$21,931,486	N/A

N/A	Not applicable.
(a)
On January 1, 2015, the Basel III capital rules became effective for the Company. Basel III revises the definition of capital, and introduces a minimum CET1 ratio. The Basel III rules are subject to transition provisions primarily related to regulatory capital adjustments and deductions impacting CET1 capital and Tier 1 capital.

(b)		The Company's March 31, 2015 regulatory capital ratios, capital and risk-weighted assets are preliminary.
(c)
CET1 capital under Basel III replaced Tier 1 common capital under Basel I. Management reviews CET1 along with other measures of capital and has included this non-GAAP financial information, and the corresponding reconciliation to total equity because of the current interest in such information on the part of market participants.

(d)
Under regulatory guidelines, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories of the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar value in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWA.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout and Capital Actions
East West’s Board of Directors has declared second quarter dividends for the common stock. The common stock cash dividend of $0.20 is payable on or about May 15, 2015 to shareholders of record on May 1, 2015.

Conference Call
East West will host a conference call to discuss first quarter 2015 earnings with the public on Wednesday, April 22, 2015 at 8:30 a.m. PDT/11:30 a.m. EDT.  The public and investment community are invited to listen as management discusses first quarter 2015 results and operating developments.  The following dial-in information is provided for participation in the conference call: Calls within the U.S. – (877) 506-6399; Calls within Canada – (855) 669-9657; International calls – (412) 902-6699.  A listen-only live broadcast of the call will also be available on the Investor Relations page of the Company’s website at www.eastwestbank.com/investors.

A replay of the conference call will be available on Wednesday, April 22, 2015 at 10:00 a.m. PDT/1:00 p.m. EDT through Wednesday, May 6, 2015.  The replay numbers are: within the U.S. – (877) 344-7529; within Canada – (855) 669-9658; International calls – (412) 317-0088; and the replay access code is: 10063092.

About East West
East West Bancorp is a publicly owned company with total assets of $29.9 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington.  In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements
Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects ,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remain,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, changes in our borrowers’ performance on loans; changes in the commercial and consumer real estate markets; changes in our costs of operation, compliance and expansion; changes in the U.S. economy, including inflation; changes in government interest rate policies; changes in laws or the regulatory environment; changes in the economy of and monetary policy in the People’s Republic of China; changes in critical accounting policies and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; changes in the equity and debt securities markets; changes in competitive pressures on financial institutions; the effect of additional provision for loan losses; the effect of government budget cuts and government shut down; fluctuations of our stock price; the success and timing of our business strategies; the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; the impact of potential federal tax increases and spending cuts; the impact of adverse judgments or settlements in litigation against the Company; changes in our ability to receive dividends from our subsidiaries; impact of political developments, wars or other hostilities which may disrupt or increase volatility in securities or otherwise affect economic conditions; and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the discussion of risk factors within that document. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, East West’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. East West assumes no obligation to update such forward-looking statements.

(1) Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.
(2) See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

Note for tables that follow:
●
FDIC-assisted and non FDIC-assisted loans, previously disclosed separately as covered loans and non-covered loans, respectively, are not broken out as such due to the declining materiality of the covered loans.

●	Certain prior period balances have been reclassed to conform to the March 31, 2015 presentation.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share data)
(unaudited)

Table 1

	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and cash equivalents	$1,886,199	$1,039,885	$1,884,855
Short-term investments	325,350	338,714	323,266
Securities purchased under resale agreements	1,550,000	1,225,000	1,200,000
Available-for-sale securities	2,841,085	2,626,365	2,474,744
Loans held-for-investment (net of allowance for loan losses $257,738, $261,679
and $252,136)	21,275,244	21,468,270	19,082,250
Loans held for sale	37,798	45,950	577,353
Federal Home Loan Bank and Federal Reserve Bank stock	83,159	85,690	102,480
Other real estate owned, net	32,692	32,111	59,031
Investment in affordable housing partnerships, net (1)	182,719	178,962	178,589
Premises and equipment, net	176,438	180,900	185,214
Goodwill	469,433	469,433	458,467
Other assets (1)	1,046,718	1,052,312	874,355
Total assets (1)	$29,906,835	$28,743,592	$27,400,604

Liabilities and Stockholders' Equity
Customer deposits	$25,162,833	$24,008,774	$22,828,057
Federal Home Loan Bank advances	317,777	317,241	315,620
Securities sold under repurchase agreements	695,000	795,000	1,005,316
Long-term debt	220,905	225,848	240,675
Accrued expenses and other liabilities	571,557	540,618	387,138
Total liabilities	26,968,072	25,887,481	24,776,806
Stockholders' equity (1)	2,938,763	2,856,111	2,623,798
Total liabilities and stockholders' equity (1)	$29,906,835	$28,743,592	$27,400,604
Book value per common share (1)	$20.43	$19.89	$18.30
Tangible equity (2) per common share	$16.87	$16.30	$14.72
Number of common shares at period-end (in thousands)	143,821	143,582	143,368

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects Accounting Standard Update ("ASU") 2014-01. See Table 8 for additional information.

(2)	See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSITS DETAIL
($ in thousands)
(unaudited)

Table 2

	March 31, 2015	December 31, 2014	March 31, 2014

Loans:
Real estate - commercial	$6,455,177	$6,256,059	$6,022,430
Real estate - land and construction	590,244	563,454	492,525
Commercial	7,720,764	8,077,201	6,575,303
Real estate - single family	3,670,729	3,866,781	3,495,381
Real estate - multifamily	1,484,425	1,449,908	1,455,103
Consumer	1,612,164	1,513,742	1,302,993
Total loans held-for-investment (1)	21,533,503	21,727,145	19,343,735
Loans held for sale	37,798	45,950	577,353
Total loans (1), including loans held for sale	21,571,301	21,773,095	19,921,088
Unearned fees, premiums and discounts	(521)	2,804	(9,349)
Allowance for loan losses	(257,738)	(261,679)	(252,136)
Net loans (1)	$21,313,042	$21,514,220	$19,659,603

Customer deposits:
Noninterest-bearing demand	$8,120,644	$7,381,030	$6,636,874
Interest-bearing checking	2,602,516	2,545,618	2,028,134
Money market	6,360,795	6,318,120	5,853,467
Savings	1,702,507	1,651,267	1,926,289
Total core deposits	18,786,462	17,896,035	16,444,764
Time deposits	6,376,371	6,112,739	6,383,293
Total deposits	$25,162,833	$24,008,774	$22,828,057

(1)	Includes ASC 310-30 discount of $118.2 million, $133.6 million and $233.4 million as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)
(unaudited)

Table 3

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Interest and dividend income	$263,261	$287,135	$286,173
Interest expense	(27,544)	(27,647)	(28,207)
Net interest income before provision for loan losses	235,717	259,488	257,966
Provision for loan losses	(4,987)	(19,000)	(6,933)
Net interest income after provision for loan losses	230,730	240,488	251,033
Noninterest income (loss)	44,126	7,805	(14,916)
Noninterest expense (1)	(128,030)	(125,698)	(119,954)
Income before taxes (1)	146,826	122,595	116,163
Income tax provision (1)	(46,799)	(27,092)	(41,992)
Net income (1)	$100,027	$95,503	$74,171

Earnings per share (1)
- Basic	$0.70	$0.67	$0.52
- Diluted	$0.69	$0.66	$0.52
Weighted average number of shares outstanding (in thousands)
- Basic	143,655	143,432	141,962
- Diluted	144,347	144,116	142,632

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Noninterest income (loss):
Branch fees	$9,384	$9,386	$9,446
Changes in FDIC indemnification asset and receivable/payable	(8,422)	(50,578)	(53,634)
Net gains on sales of loans	9,551	18,417	6,196
Letters of credit fees and foreign exchange income	8,706	11,229	6,856
Net gains on sales of available-for-sale securities	4,404	4,248	3,418
Ancillary loan fees	2,656	2,749	2,472
Wealth management fees	5,179	4,057	3,028
Other fees and other operating income	12,668	8,297	7,302
Total noninterest income (loss)	$44,126	$7,805	$(14,916)

Noninterest expense:
Compensation and employee benefits	$64,253	$59,369	$59,277
Occupancy and equipment expense	15,443	15,588	15,851
Loan related expenses	2,340	834	2,575
Other real estate owned (income) expense	(1,026)	(4,286)	1,334
Deposit insurance premiums and regulatory assessments	5,656	5,161	5,702
Legal expense	6,870	7,615	3,799
Amortization of premiums on deposits acquired	2,391	2,483	2,500
Data processing	2,617	2,537	8,200
Consulting expense	2,431	2,152	1,049
Amortization of CRA and tax credit investments (1)	6,299	10,362	1,492
Other operating expense	20,756	23,883	18,175
Total noninterest expense (1)	$128,030	$125,698	$119,954

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
($ in thousands)
(unaudited)

Table 4

Average Balances	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Loans:
Real estate - commercial	$6,377,884	$6,190,071	$5,885,810
Real estate - land and construction	574,248	527,732	459,528
Commercial	7,851,709	7,772,264	6,156,488
Real estate - single family	3,849,839	3,777,006	3,495,938
Real estate - multifamily	1,472,052	1,473,282	1,417,066
Consumer	1,607,020	1,562,578	1,918,364
Total loans	$21,732,752	$21,302,933	$19,333,194

Available-for-sale securities	$2,604,250	$2,592,325	$2,582,819

Interest-earning assets	$27,253,259	$27,057,843	$24,541,104

Total assets (1)	$29,219,452	$29,022,768	$26,332,306

Customer deposits:
Noninterest-bearing demand	$7,417,858	$7,636,630	$6,121,649
Interest-bearing checking	2,526,844	2,446,895	1,838,201
Money market	6,523,439	6,395,838	5,614,120
Savings	1,674,012	1,668,101	1,734,364
Total core deposits	$18,142,153	$18,147,464	$15,308,334
Time deposits	6,267,190	6,151,558	6,263,607
Total deposits	$24,409,343	$24,299,022	$21,571,941

Interest-bearing liabilities	$18,345,649	$18,015,306	$17,155,357

Stockholders' equity (1)	$2,911,711	$2,853,244	$2,584,843

Selected Ratios	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
For The Period
Return on average assets (1)	1.39%	1.31%	1.14%
Return on average equity (1)	13.93%	13.28%	11.64%
Interest rate spread	3.31%	3.60%	4.06%
Net interest margin	3.51%	3.80%	4.26%
Yield on earning assets	3.92%	4.21%	4.73%
Cost of deposits	0.28%	0.28%	0.30%
Cost of funds	0.43%	0.43%	0.49%
Noninterest expense (1)(2)(4)/average assets	1.66%	1.54%	1.62%
Efficiency ratio (1)(3)(4)	42.65%	42.13%	43.36%

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.

(2)	Noninterest expense excludes the amortization of premiums on deposits acquired, amortization of CRA and tax credit investments, and integration and merger related expenses (where applicable).
(3)
Represents noninterest expense, excluding the amortization of premiums on deposits acquired, amortization of CRA and tax credit investments, and integration and merger related expenses (where applicable), divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss).

(4)	See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
($ in thousands)
(unaudited)

Table 5

	Quarter Ended
	March 31, 2015			March 31, 2014
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,562,702	$5,426	1.41%	$1,170,313	$5,602	1.94%
Securities purchased under resale agreements	1,268,056	4,849	1.55%	1,341,668	4,853	1.47%
Available-for-sale securities	2,604,250	10,184	1.59%	2,582,819	12,276	1.93%
Loans	21,732,752	241,566	4.51%	19,333,194	261,571	5.49%
Federal Home Loan Bank and Federal Reserve Bank stock	85,499	1,236	5.86%	113,110	1,871	6.71%
Total interest-earning assets	27,253,259	263,261	3.92%	24,541,104	286,173	4.73%

Noninterest-earning assets:
Cash and cash equivalents	345,410			311,267
Allowance for loan losses	(261,697)			(255,759)
Other assets (2)	1,882,480			1,735,694
Total assets (2)	$29,219,452			$26,332,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking deposits	$2,526,844	$1,761	0.28%	$1,838,201	$981	0.22%
Money market deposits	6,523,439	4,301	0.27%	5,614,120	3,700	0.27%
Savings deposits	1,674,012	803	0.19%	1,734,364	708	0.17%
Time deposits	6,267,190	10,098	0.65%	6,263,607	10,493	0.68%
Federal funds purchased and other short-term borrowings	149	—	—	93	—	—
Federal Home Loan Bank advances	338,759	1,033	1.24%	451,884	1,045	0.94%
Securities sold under repurchase agreements	789,444	8,406	4.32%	1,009,062	10,078	4.05%
Long-term debt	225,812	1,142	2.05%	244,026	1,202	2.00%
Total interest-bearing liabilities	18,345,649	27,544	0.61%	17,155,357	28,207	0.67%

Noninterest-bearing liabilities:
Demand deposits	7,417,858			6,121,649
Other liabilities	544,234			470,457
Stockholders' equity (2)	2,911,711			2,584,843
Total liabilities and stockholders' equity (2)	$29,219,452			$26,332,306

Interest rate spread			3.31%			4.06%

Net interest income and net interest margin		$235,717	3.51%		$257,966	4.26%

Net interest income and net interest margin, adjusted (3)(4)		$232,269	3.46%		$208,965	3.45%

(1)	Annualized.
(2)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.

(3)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $3.4 million and $49.0 million for the three months ended March 31, 2015 and 2014, respectively.

(4)	See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES
($ in thousands)
(unaudited)

Table 6

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
NON-PURCHASED CREDIT IMPAIRED ("NON-PCI") LOANS
Allowance for non-PCI loans, beginning of period	$260,965	$252,464	$247,406
(Reversal of) provision for unfunded loan commitments and letters of credit	(2,920)	(1,154)	(215)
Provision for loan losses on non-PCI loans	5,058	19,000	7,000
Net charge-offs (recoveries):
Commercial real estate	190	30	(509)
Commercial	6,062	5,464	4,620
Residential	(761)	(1,364)	146
Consumer	517	5,215	—
Total net charge-offs	6,008	9,345	4,257
Allowance for non-PCI loans, end of period	$257,095	$260,965	$249,934

PURCHASED CREDIT IMPAIRED ("PCI") LOANS
Allowance for PCI loans, beginning of period	$714	$714	$2,269
(Reversal of) provision for loan losses on PCI loans	(71)	—	(67)
Allowance for PCI loans, end of period	$643	$714	$2,202

TOTAL ALLOWANCE FOR LOAN LOSSES	$257,738	$261,679	$252,136

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT
Allowance balance, beginning of period	$12,712	$11,558	$11,282
Provision for unfunded loan commitments and letters of credit	2,920	1,154	215
Allowance balance, end of period	$15,632	$12,712	$11,497

GRAND TOTAL, END OF PERIOD	$273,370	$274,391	$263,633

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
($ in thousands)
(unaudited)

Table 7

Nonperforming Assets, Excluding PCI Loans	March 31, 2015	December 31, 2014	March 31, 2014

Nonaccrual Loan Type:
Real estate - commercial	$29,750	$28,513	$40,596
Real estate - land and construction	3,531	9,636	11,056
Commercial	31,461	28,801	35,548
Real estate - single family	9,137	8,625	15,004
Real estate - multifamily	13,361	20,819	22,718
Consumer	540	3,868	3,142
Total loans	87,780	100,262	128,064
Other real estate owned, net	32,692	32,111	59,031
Total nonperforming assets	$120,472	$132,373	$187,095

Credit Quality Ratios:	March 31, 2015	December 31, 2014	March 31, 2014
Non-PCI nonperforming assets to total assets (1)	0.40%	0.46%	0.68%
Non-PCI nonaccrual loans to total loans held-for-investment (1)	0.41%	0.46%	0.66%
Total allowance for loan losses to total loans held-for-investment (1)	1.20%	1.20%	1.30%
Total allowance for loan losses, unfunded loan commitments and letters of credit to loans held-for-investment (1)	1.27%	1.26%	1.36%
Total allowance for loan losses to non-PCI nonaccrual loans	293.62%	261.00%	196.88%
Total annualized net charge-offs to average total loans held-for-investment	0.11%	0.17%	0.09%

(1)	Total assets/loans held-for-investment include PCI loans of $1.2 billion, $1.3 billion and $1.8 billion as of March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

EAST WEST BANCORP, INC.
IMPACT OF ADOPTING NEW ACCOUNTING GUIDANCE
($ in thousands, except per share data)
(unaudited)

In the first quarter of 2015, East West adopted ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. This ASU allows companies that invest in qualified affordable housing projects to elect the proportional amortization method of accounting for these investments, if certain conditions are met. In the first quarter of 2015, the Company restated the prior period condensed consolidated financial statements to reflect the impact of the retrospective application of the new accounting guidance.

The following tables presents the impact of the new accounting guidance on the condensed consolidated balance sheet and statements of income, and the consolidated ratios at the periods indicated:

Table 8

	December 31, 2014		March 31, 2014
Condensed Consolidated Balance Sheets	As Previously Reported	As Revised	As Previously Reported	As Revised

Investment in affordable housing partnerships, net	$178,652	$178,962	$189,303	$178,589
Other assets - deferred tax assets	$384,367	$389,601	$253,890	$264,182
Stockholders' equity	$2,850,568	$2,856,111	$2,624,220	$2,623,798

	Quarter Ended		Quarter Ended
	December 31, 2014		March 31, 2014
Condensed Consolidated Statements of Income	As Previously Reported	As Revised	As Previously Reported	As Revised

Noninterest expense (1)	$135,246	$125,698	$124,427	$119,954
Income before taxes	$113,047	$122,595	$111,690	$116,163
Provision for income taxes	$20,049	$27,092	$34,949	$41,992
Net income	$92,998	$95,503	$76,741	$74,171
Earnings per share
- Basic	$0.65	$0.67	$0.54	$0.52
- Diluted	$0.65	$0.66	$0.54	$0.52

	Year Ended
	December 31, 2014
Condensed Consolidated Statements of Income	As Previously Reported	As Revised

Noninterest expense (2)	$564,551	$532,984
Income before taxes	$415,455	$447,023
Provision for income taxes	$72,972	$101,145
Net income	$342,483	$345,878
Earnings per share
- Basic	$2.39	$2.42
- Diluted	$2.38	$2.41

	Quarter Ended		Quarter Ended
	December 31, 2014		March 31, 2014
Consolidated Ratios and Other Measures	As Previously Reported	As Revised	As Previously Reported	As Revised

Book value per common share	$19.85	$19.89	$18.30	$18.30
Tangible equity (3) per common share	$16.26	$16.30	$14.72	$14.72
Tangible equity to tangible assets (3)	8.27%	8.29%	7.85%	7.85%
Return on average assets	1.27%	1.31%	1.18%	1.14%
Return on average equity	12.95%	13.28%	12.05%	11.64%
Noninterest expense (3)/average assets	1.54%	1.54%	1.62%	1.62%
Efficiency ratio (3)	42.13%	42.13%	43.36%	43.36%

(1)
Included in noninterest expense was the line item amortization of CRA and tax credit investments of $19.9 million (previously reported) and $10.4 million (as revised) for the three months ended December 31, 2014, and $6.0 million (previously reported) and $1.5 million (as revised) for the three months ended March 31, 2014.

(2)
Included in noninterest expense was the line item amortization of CRA and tax credit investments of $75.7 million (previously reported) and $44.1 million (as revised) for the year ended December 31, 2014.

(3)	See reconciliation of the GAAP to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
CAPITAL RATIOS
($ in thousands)
(unaudited)

Table 9
	Basel III (1)		Basel I
Regulatory Capital Metrics	March 31, 2015 (2)	Well Capitalized Regulatory Requirement	December 31, 2014	Well Capitalized Regulatory Requirement

CET1 capital ratio	10.5%	6.5%	N/A	N/A
Tier 1 risk-based capital ratio	10.6%	8.0%	11.0%	6.0%
Total risk-based capital ratio	12.3%	10.0%	12.6%	10.0%
Tier 1 leverage capital ratio	8.6%	5.0%	8.4%	5.0%
CET1 capital (3)	$2,445,379	N/A	N/A	N/A
RWA (4)	$23,378,681	N/A	$21,931,486	N/A

Non-GAAP Financial Measure - Basel III CET1 Capital				March 31, 2015

Stockholders' Equity				$2,938,763
Less regulatory capital adjustments and deductions:
Goodwill and other intangible assets (5)				479,475
Deferred tax assets from net operating losses and tax credit forwards, net of deferred tax liabilities (6)				441
Net unrealized gains (losses) on available-for-sale securities				13,468
CET1 Capital (2)(3)				$2,445,379

Other Capital Metrics	March 31, 2015		December 31, 2014

Tangible equity to tangible assets ratio (7)	8.3%		8.3% (8)

N/A	Not applicable.
(1)
On January 1, 2015, the Basel III capital rules became effective for the Company. Basel III revises the definition of capital, and introduces a minimum CET1 ratio. The Basel III rules are subject to transition provisions primarily related to regulatory capital adjustments and deductions impacting CET1 capital and Tier 1 capital.

(2)	The Company's March 31, 2015 regulatory capital ratios, capital and risk-weighted assets are preliminary.
(3)
CET1 capital under Basel III replaced Tier 1 common capital under Basel I. Management reviews CET1 along with other measures of capital and has included this non-GAAP financial information, and the corresponding reconciliation to total equity because of the current interest in such information on the part of market participants.

(4)
Under regulatory guidelines, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories of the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar value in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWA.

(5)	Goodwill and other intangible assets are net of any associated deferred tax liabilities, where applicable. Certain intangibles are phased out between fiscal years 2015 through 2018.
(6)	Subject to be phased out between fiscal years 2015 through 2018.
(7)	See reconciliation of the GAAP to non-GAAP financial measure in the tables that follow.
(8)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
($ in thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. Tangible equity and tangible equity to tangible assets ratios are non-GAAP disclosures. Given that the use of such measures and ratios are more prevalent in the banking industry and with banking regulators and analysts, the Company has included them for discussion.

Table 10

	March 31, 2015	December 31, 2014	March 31, 2014
Stockholders' equity (1)	$2,938,763	$2,856,111	$2,623,798
Less:
Goodwill and other intangible assets	(513,166)	(515,478)	(513,451)
Tangible equity	$2,425,597	$2,340,633	$2,110,347

	March 31, 2015	December 31, 2014	March 31, 2014
Total assets (1)	$29,906,835	$28,743,592	$27,400,604
Less:
Goodwill and other intangible assets	(513,166)	(515,478)	(513,451)
Tangible assets	$29,393,669	$28,228,114	$26,887,153

Tangible equity to tangible assets ratio	8.25%	8.29%	7.85%

The efficiency ratio represents noninterest expense, excluding the amortization of premiums on deposits acquired, amortization of CRA and tax credit investments, and integration and merger related expenses, divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss). The Company believes that presenting the efficiency ratio provides clarity to the users of financial statements regarding the ongoing performance of the Company and allows comparability to prior periods.

	Quarter Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Total noninterest expense	$128,030	$125,698	$119,954
Less:
Integration and merger related expenses	—	(253)	(10,576)
Amortization of premiums on deposits acquired	(2,391)	(2,483)	(2,500)
Amortization of CRA and tax credit investments (1)	(6,299)	(10,362)	(1,492)
Noninterest expense, as adjusted	$119,340	$112,600	$105,386

Net interest income before provision for loan losses	$235,717	$259,488	$257,966
Noninterest income (loss)	44,126	7,805	(14,916)
Net interest income and noninterest income (loss)	$279,843	$267,293	$243,050

Efficiency Ratio	42.65%	42.13%	43.36%

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU 2014-01. See Table 8 for additional information.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
($ in thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The net interest margin includes certain non-core items. The Company believes that presenting core net interest income and core net interest margin that considers non-core items, provides clarity to the users of financial statements regarding the ongoing performance of the Company and allows comparability to prior periods.

Table 11

	Quarter Ended March 31, 2015
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$27,253,259	$263,261	3.92%
Net interest income and net interest margin		235,717	3.51%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(3,448)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$232,269	3.46%

	Quarter Ended December 31, 2014
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$27,057,843	$287,135	4.21%
Net interest income and net interest margin		259,488	3.80%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(27,965)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$231,523	3.39%

	Quarter Ended March 31, 2014
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$24,541,104	$286,173	4.73%
Net interest income and net interest margin		257,966	4.26%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(49,001)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$208,965	3.45%

(1)	Annualized.